As Filed with the Securities and Exchange Commission on August 6, 2007
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM S-8
REGISTRATION STATEMENT
Under the
SECURITIES ACT OF 1933
_______________________

ALLEGRO BIODIESEL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-5748331
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

6033 West Century Boulevard, Suite 1090
Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

ALLEGRO BIODIESEL CORPORATION
AMENDED AND RESTATED 2006 INCENTIVE COMPENSATION PLAN
(Full Title of the Plan)

BRUCE COMER
Chief Executive Officer
ALLEGRO BIODIESEL CORPORATION
6033 West Century Boulevard, Suite 1090
Los Angeles, California 90045
(Name and Address of Agent for Service)

(310) 670-2093
(Telephone number, including area code, of agent for service)
_______________________

Copies of Communications to:

CRAIG E. GOSSELIN, Esq.
ZIMMERMANN, KOOMER, CONNOLLY, FINKEL & GOSSELIN LLP
601 S. Figueroa Street, Suite 2610
Los Angeles, California 90017
(213) 452-6500
Fax: (213) 622-2171

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	3,127,312 shares	(3)	$1.75	$5,472,796	$168.01

Common Stock, par value $0.01 per share	3,465,443 shares	(4)	$1.75	$6,064,525	$186.18

Total Registration Fee:					$354.19

(1)
An aggregate of 6,592,755 shares. Additionally, in accordance with Rule 416 of the Securities Act of 1933, Allegro is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of the amount of the registration fee based on the average of the high and low prices reported on the Over-the-Counter Bulletin Board on August 2, 2007.

(3)	Represents shares to be issued pursuant to options previously granted to certain officers, directors and consultants of Allegro under Allegro’s Amended and Restated 2006 Incentive Compensation Plan.

(4)	Represents shares to be issued pursuant to options to be granted in the future under Allegro’s Amended and Restated 2006 Incentive Compensation Plan.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 (this “Registration Statement”) registers shares of Common Stock, par value $0.01 per share (the “Common Stock”) of Allegro Biodiesel Corporation (“Allegro”), to be issued pursuant to prior and future option grants under Allegro’s Amended and Restated 2006 Incentive Compensation Plan (the “Plan”). As of the date of this Registration Statement, options have been previously granted pursuant to, but no exercise has been made thereof and no shares of Common Stock have been issued pursuant to, the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Allegro has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan to which this Registration Statement relates, as specified in Rule 428(b)(i) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Allegro is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by this reference into this Registration Statement:

(a)  Allegro’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)  All other reports filed by Allegro pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in paragraph (a) above; and

(c) The description of Allegro’s Common Stock to be offered hereby which is contained in its Current Report on Form 8-K filed on September 26, 2006.

All documents subsequently filed by Allegro pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or other document that is not deemed filed under such provisions. For purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law ("Section 145"), Allegro's Certificate of Incorporation provides that the directors will not be liable to Allegro or to any stockholder for monetary damages for breach of fiduciary duty as a director, to the full extent that such limitation or elimination of liability is permitted under Delaware law.

Also as permitted by Section 145, Allegro's Bylaws provide that Allegro will indemnify its directors and officers to the full extent permitted under Delaware law. Pursuant to the Bylaws and Section 145, Allegro will indemnify each director and officer against any liability incurred in connection with any action, suit, proceeding or investigation in which he may be involved by reason of serving in such capacity at the request of Allegro.

Each director and officer is also entitled to indemnification against costs and expenses (including attorneys' fees) incurred in defending or investigating any action, suit, proceeding or investigation in which he may be involved by reason of serving in such capacity at the request of Allegro. The Bylaws and indemnity agreements entered into between Allegro and each of its directors permit Allegro to advance funds to a director or officer for such costs and expenses (including attorneys' fees) in certain circumstances. Notwithstanding the foregoing, no advance shall be made by Allegro if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel, that based upon the facts known to the Board or counsel at the time such determination is made: (i) the director or officer acted in bad faith or deliberately breached his duty to Allegro or its stockholders; and (ii) as a result of such actions by the director or officer, it is more likely than not that it will ultimately be determined that such director or officer is not entitled to indemnification.

The indemnification and advancement of expenses provided by the Bylaws and any indemnity agreements are not exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under the Bylaws, indemnity agreements, any vote of stockholders or disinterested directors or otherwise. The indemnification and advancement of expenses provided by the Bylaws and the indemnity agreements continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such a person.

Allegro has purchased a directors' and officers' liability insurance policy insuring directors and officers of Allegro against any liability asserted against such person and incurred by such person in any such capacity, whether or not Allegro would have the power to indemnify such person against such liability under the Bylaws or any indemnity agreement.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The Exhibits to this Registration Statement are listed in the Index to Exhibits which immediately follows the signature page hereto and which is incorporated herein by this reference.

Item 9. Undertakings

(a) Allegro hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Allegro pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) Allegro hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Allegro’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Allegro pursuant to the foregoing provisions, or otherwise, Allegro has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Allegro of expenses incurred or paid by a director, officer or controlling person of Allegro in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Allegro will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Allegro certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 6th day of August, 2007.

ALLEGRO BIODIESEL CORPORATION

By:	/s/ BRUCE COMER
Bruce Comer, Chief Executive Officer
(Principal Executive Officer)

By:	/s/ HENG CHUK
Heng Chuk, Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce Comer as his attorneys-in-fact,with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of Allegro in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ BRUCE COMER Bruce Comer	Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2007

/s/ HENG CHUK Heng Chuk	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	August 6, 2007

/s/ DARRELL DUBROC Darrell Dubroc	Director	August 6, 2007

SIGNATURE	TITLE	DATE

/s/ TIM COLLINS Tim Collins	Director	August 6, 2007

/s/ PAUL A. GALLEBERG Paul A. Galleberg	Director	August 6, 2007

/s/ JEFFREY LAWTON Jeffrey Lawton	Director	August 6, 2007

/s/ BRUCE COMER Bruce Comer (Attorney-in-fact)	Director	August 6, 2007

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Allegro Biodiesel Corporation Amended and Restated 2006 Incentive Compensation Plan. *

5.1	Opinion of Zimmermann, Koomer, Connolly, Finkel & Gosselin LLP as to legality of securities being registered.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Zimmermann, Koomer, Connolly, Finkel & Gosselin LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page of the Registration Statement).

* Filed herewith.